Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) PROMOTES BRITT GREENE
TO PRESIDENT AND CHIEF OPERATING OFFICER;
CHRIS CORR PROMOTED TO EXECUTIVE VICE PRESIDENT AND
CHIEF STRATEGY OFFICER

Jacksonville, Florida – (October 3, 2007) – The St. Joe Company (NYSE: JOE) announced today that Britt Greene has been promoted to president and chief operating Officer (COO) and Chris Corr has been promoted to executive vice president and chief strategy officer (CSO). Greene, age 53, has been COO, while Corr, age 43, has been JOE’s CSO.

“With a decade of work as a foundation, we believe JOE’s value creation process has only just begun,” said Peter S. Rummell, chairman and CEO of JOE. “These promotions are part of our long-term succession plan and recognize Britt’s and Chris’ vision and leadership in enhancing JOE’s unique strengths and competencies and their increasing responsibilities for the company’s future. As we look toward the decade ahead, we are renewing and optimizing our organization for success as we accelerate and strengthen our value creation process.”

“In his expanded role as president and COO, Britt Greene will continue to provide JOE with steady, seasoned leadership through the current real estate downturn,” said Rummell. “Britt’s experience will help position us to take full advantage of JOE’s growth potential when the cycle turns as well as the experience to leverage JOE’s unique flexibility to create new, innovative opportunities and business relationships.”

“With this promotion, Chris Corr will continue to lead the development and implementation of JOE’s overall business strategy,” said Rummell. “JOE will continue to look to Chris’ leadership in developing and executing strategies to stimulate economic activity, accelerate growth and build new business relationships. In addition, Chris will continue to focus on entitlement strategies and infrastructure initiatives that are critical to unlocking value.”

“Leadership and transition are essential for great companies to remain successful in the face of business challenges,” said Rummell. “Britt and Chris are leaders of JOE’s broad, strong and talented management team that is fully committed to a strategic approach that is tightly focused on value creation for our shareholders.”

Greene has over 25 years of experience in real estate development, finance and management. He was appointed COO in 2006 and has been focused on the overall operations of the company. In his prior role as president of St. Joe Towns & Resorts, Greene led JOE’s residential and resort projects throughout Florida and the Mid-Atlantic. As president of St. Joe Commercial, he was also responsible for JOE’s commercial land sales and development businesses.

Greene joined JOE in 1998 and rose to the position of president of JOE’s West Florida residential and resort operations, responsible for the company’s projects in Walton, Bay and Gulf Counties. Greene led JOE through entitlement, planning, permitting, design and sales for several of the company’s acclaimed resort projects in Walton County including, WaterColor, WaterSound Beach, and Camp Creek Golf Club; four primary residential communities in Bay County; and WindMark Beach in Gulf County.

Greene holds a degree in business administration from the University of Florida.

Corr has served as Chief Strategy Officer since 2006 where he has been focused on business strategy, entitlements and infrastructure initiatives. Previously he was senior vice president of strategic planning and helped create JOE’s entitlements process. He joined us in June 1998 as vice president of public affairs. From 1992 to 1998, Corr was a senior manager with The Walt Disney Company. Corr served Disney Development Company and Walt Disney Imagineering in various positions, including as a developer of the town of Celebration, a 5,000 acre master planned community near Orlando.

Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to 1992, the Florida Constitution Revision Commission from 1996 to 1998 and Governor Bush’s Growth Management Commission from 2000 to 2001. He currently serves on the Board of Directors of Enterprise Florida, Inc. and the Florida Century Commission.

Corr holds a degree in liberal arts from the University of Florida.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions.  Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized.  Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements.  Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.

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© 2007, The St. Joe Company.  “St. Joe,” “JOE” and the “Taking Flight”
design are service marks of The St. Joe Company.